EXHIBIT 99.1

LegacyTexas Financial Group, Inc.
April 22, 2015, at 9:00 AM Eastern

LegacyTexas Financial Group, Inc.
First Quarter 2015 Earnings Call
April 22, 2015 at 9:00 AM Eastern

CORPORATE PARTICIPANTS
Scott Almy, Executive Vice President, Chief Risk Officer, General Counsel
Kevin Hanigan, President and Chief Executive Officer
Mays Davenport, Executive Vice President, Chief Financial Officer

PRESENTATION

Operator
Good day, and welcome to the LegacyTexas Financial Group First Quarter 2015 Earnings Conference Call and Webcast. All participants will be in a listen-only mode. Should you need assistance, please signal a conference specialist by pressing the star key followed by zero. After today's presentation there will be an opportunity to ask questions. To ask a question, you may press star then one on a touchtone phone. To withdraw your question, please press star then two. Please note this event is being recorded.

I would now like to turn the conference over to Mr. Scott Almy, Executive Vice President, Chief Risk Officer and General Counsel. Please go ahead.

Scott Almy
Thanks, Jamie, and good morning, everyone. Welcome to the LegacyTexas Financial Group First Quarter 2015 Earnings Call. At this time, if you're logged into our webcast, please refer to the slide presentation available online, including our Safe Harbor statement on Slide 2. For those joining by phone, please note that the Safe Harbor statements and presentation are available on our website at legacytexasfinancialgroup.com. All the comments made during today's call are subject to that Safe Harbor statement.

I’m joined today by LegacyTexas President and CEO, Kevin Hanigan, and Chief Financial Officer, Mays Davenport. After the presentation we'll be happy to address questions that you may have as time permits.

And with that, I'll turn it over to Kevin.

Kevin Hanigan
Thanks, Scott, and thank you all for joining us on the call today. I'll make some general remarks on our progress and then Mays and I will walk you through the slide deck before opening up the line for your questions.

Looking back, it was three years ago I joined the company by the Highlands acquisition, which closed in April of 2012. During 2012, we laid out a strategy to accelerate the transition from a converted credit union to a full-fledged commercial bank. We also talked about some strategies to quickly improve our somewhat mediocre financial results with the intention of driving up shareholder value to put us in a position to deploy significant levels of excess capital into acquisitions. We were clear that we wanted to achieve size, scale and density in a single market, the highly attractive DFW market, and that we only had about 10 to 12 of acquisition targets.

In relatively short order, we were able to improve our financial metrics, make very significant progress towards transitioning to a commercial bank and, most importantly, improving our shareholder value. This put us in the position to leverage our excess capital through M&A. Seventeen months ago we're about half way through this journey. We announced our merger with LegacyTexas, our number one target in the DFW market. Legacy was a clear number one target due to its 50 year history of being a local commercial bank and its $1.8 billion in asset size. We heralded the merger for its impact on leveraging a significant amount of our excess capital into a highly accretive transaction that fit perfectly with our strategy of achieving size, scale and density in Dallas and Fort Worth.

Legacy also completed our transition to a commercial bank and broadened our management team and Board. Today, we finally get to talk about the earliest results of this transformational transaction. We closed the Legacy transaction on January 1 and successfully converted our core operating system in mid-February. Our first quarter yielded a strong linked quarter loan growth of 4%, in line with the mid-teens growth we signaled last quarter. Our net interest margin for the quarter was 4.04, our core earnings were a very strong $0.39 and our core return on assets was 1.18; all-in-all a really great start to our first 90 days as a merged company.

With that, let’s turn our attention to Page 3 of the slide deck. At $6.5 billion in assets, we're now one of the largest independent financial services companies in Texas. We have a number one market share among independent banks in the highly attractive Collin County and the number three deposit market share among Texas independent banks in all of DFW. Our profitability is strong and improving, driven by solid top-line results and growth and disciplined expense management. First quarter linked quarter core loan growth was, as I said, 4%. Our efficiency ratio is 54% with future positive operating leverage expected, and our core return on assets was 1.2.

Our growth is well balanced with disciplined underwriting and a culture of sound risk management. Our NPAs to loans and OREO stood at 55 basis points and our net charge-offs to average loans was a mere 3 basis points. Our capital ratio has remained strong and provides plenty of dry powder for organic loan growth.

Pages 4 and 5 of the slide deck are repeats from the last quarter and again highlight our impressive market share and the density of our 47 branches. These two slides also speak to the strength and the diversity of the DFW economy, an economy that is not dependent on oil and gas. While we list the top-10 employers in the market and the 18 Fortune 500 companies headquartered in DFW, we don't really speak to one of the greatest strengths of this market, that is DFW area specializes and continues to be highly successful in the Corporate Relocation business.

Recent examples include State Farm, who is in the process of moving 9,000 employees to Dallas, Toyota, who is in the process of constructing their U.S. headquarters here and moving some 4,000 jobs to the area, and Liberty Insurance, who recently announced their headquarters relocation with some 4,000 employees. In addition to these larger examples, there are many, many smaller but important relocation successes in our marketplace. We're truly fortunate to be located in what we believe is one of the best, if not the best, banking markets in the United States.

With that, let me turn the call over to Mays.

Mays Davenport
Thanks, Kevin. Our results for the first quarter reflect what we had known all along, that the Financial Services business we created is well-positioned to profitably and efficiently serve the clients and communities in North Texas. Our strong loan growth is a testament to the experienced group of commercial loan officers we have and the operations platform we built to support the needs of their clients. North Texas is a great place to be and we're doing all we can to take advantage of the economic expansion that continues literally outside our very own front door.

I want to start the financial overview on Page 7, first quarter highlights, where you get a quick look at some key performance metrics. The loan and deposit linked quarter and year-over-year growth percentages include the $1.4 billion of loans and $1.63 billion of deposits acquired from LegacyTexas. Gross loans held for investment, which excludes Warehouse Purchase Program loans, ended the first quarter 2015 at $4.2 billion. We experienced organic growth of $163.3 million or 4% in the first quarter 2015 and $589.4 million or 16.3% from March 31, 2014. Total deposits grew organically $110.6 million or 2.6% in the first quarter to end at $4.4 billion.

Deposits grew organically $399.1 million year-over-year. This was an increase of 10% from first quarter 2014.

As Kevin said, NIM was 4.04 for the first quarter. This was up 31 basis points from the same time last year and up 20 basis points from the fourth quarter of last year. The highly accretive nature of the LegacyTexas transaction can be seen in the core net income for the quarter of $17.7 million or $0.39 per share. This represents strong per share earnings growth of 34.5% linked quarter and 85.7% year-over-year.

Slide 8 highlights our robust commercially-focused loan growth. For the first quarter organic loan growth in C&I was $93.4 million, commercial real estate was $59.3 million, and consumer was $10.6 million. The $11.5 million in energy loan growth, which is included in C&I, included $5.6 million of energy loans acquired from LegacyTexas.

The left bar chart graphically shows the loans held for investment loan growth since 2011. The pie chart on the right represents the mix of our loans held for investment excluding Warehouse Purchase Program loans. As you can see, commercial real estate and C&I loans are 65.2% of the total loans held for investment. Energy loans comprise 8.8% of that portfolio, construction and development loans are 5.1% and consumer loans are 20.9% of that portfolio. Energy loans account for only 5.7% of total assets.

The total yield on loans held for investment excluding Warehouse Purchase Program loans for the first quarter was 5.16%. Warehouse Purchase Program loans ended the quarter strong at $1.04 billion, up $252.5 million from December 2014 and up $447 million from March of 2014. The unseasonably high volume in both our Warehouse Purchase Program and mortgage origination business was a result of the current low interest rate environment and pent-up demand for homes. The yield on Warehouse Purchase loans decreased 15 basis points from Q4 to 3.36%.

Turning to Page 9, you will see our $110.6 million organic deposit growth in the first quarter along with the $1.63 billion of growth from deposits acquired from LegacyTexas, resulting in total deposits of $4.4 billion. Non-interest-bearing deposits ended the quarter at 20.6% of total deposits. Our cost of deposits, including non-interest-bearing demand deposits, decreased to 29 basis points in 2015 down from 34 basis points in 2014.

Slide 10 shows the significant growth in net interest income as a result of the LegacyTexas merger, strong organic loan growth and unseasonably high Warehouse Purchase Program volumes. Net interest income for the first quarter was $56.3 million. This was $20.5 million higher than linked quarter and $26.7 million higher than first quarter 2014. Net interest margin ended at 4.04 compared to 3.84 for linked quarter and 3.73 for the same quarter last year. And $3.1 million in accretion of interest related to the merger with LegacyTexas, as well as $300,000 related to the 2012 Highlands acquisition, contributed 23 basis points to the net interest margin.

Slide 11 shows the components of our efficiency ratio. Net interest income was $56.3 million and core non-interest income, which excludes one-time gains and losses on securities and other assets, was $9 million for the quarter. The Company's mortgage department originated $54.5 million of one-to-four family mortgage loans that were sold or committed for sale during the quarter, contributing $2.1 million to non-interest income. Service charges and other fees increased $924,000 to $5.9 million for the quarter. Core non-interest expense, which excludes merger and acquisition costs, was $35.2 million for the quarter. These amounts result in an efficiency ratio for Q1 '15 at 53.87%.

Turning to Slide 12, you will see the credit quality remains strong with the Company having NPAs of only $29 million. We had a net charge-offs of $332,000 for Q1 '15 and booked a $3 million loan loss provision for the first quarter. Combined with the low levels of net charge-offs and the 2015 provision of $3 million, our allowance for loan loss grew to $28.3 million at March 31, 2015 compared to $25.5 million at December 31, 2014. We ended the quarter with the allowance for loan loss equal to 1.01% of total loans held for investment excluding acquired and Warehouse Purchase Program loans.

The loan loss provision we calculated was higher than what I initially thought it would be based on the net loan growth and charge-offs and grade changes we experienced through the quarter.

The difference was related to the volume of LegacyTexas acquired loans that were either paid off or re-underwritten and moved to originated loans. Rather than having to book provision on the reported net loan growth of $163.3 million, we booked provision on loan growth of approximately $290 million. This makes sense given the large $3.1 million of accretion that was recognized on the acquired loans. We have not seen anything in our portfolio that would give us reason to change any of our loan loss reserve qualitative factors or increased provisioning.

I'll end with Slide 13, which shows our strong capital position at March 31, 2015. Basel III is now in effect. I will highlight here that our Basel III Tier-1 common ratio is estimated at 10.5%. We ended the year with 9.2% TCE to total assets and a 10.4% Tier-1 leverage ratio. All of our regulatory capital levels remain in excess of well capitalized levels. You can see from the charts how the merger effectively leveraged our capital.

With that, I'll turn it back over to Kevin.

Kevin Hanigan
Thanks, Mays. I'll cover Pages 14 and 15, which are basically an investment recap. Number one, our size, scale and density in a truly great market is our best strength. We're growing organically in the mid-teens and are disciplined about expense management. Our growth is balanced with sound underwriting and a culture of risk management. Our capital levels provide plenty of dry powder, a powder we intend to use strategically going forward.

With that, let's open up the call for questions.

QUESTIONS AND ANSWERS

Operator
We will now begin the question and answer session. To ask a question, you may press star then one on your touchtone phone. If you’re using a speakerphone, please pick up your handset before pressing the keys. If at any time your question has been addressed and you would like to withdraw your question, please press star then two. Again, that is star, then one to ask a question.

And our first question comes from Brady Gailey of KBW. Please go ahead.

Brady Gailey
Good morning, guys. So the discount accretion of a little over $3 million in the first quarter, that was a little higher than I was thinking it would be. Can you just talk about how much discount accretion is left and how you think that flows in over time?

Mays Davenport
Yes, the Legacy portfolio is somewhat higher, or shorter, in duration, so a lot of our construction loans, a lot of those turnover very quickly. So, I think similar to what you saw or are seeing in the Highlands transaction, you'll have a significant amount coming early on and then you'll have another amount that will trail-off for a longer period of time. But including the Highlands transaction we still have $18.5 million of accretion left on the two portfolios going forward.

Brady Gailey
Okay. And the $3 million in 1Q, do you think that should remain relatively stable throughout the rest of the year or do you think it trends down?

Kevin Hanigan
Brady, that one is harder to say. As Mays said the Legacy portfolio is pretty short dated, there is a home builder component of that portfolio that churns pretty fast. And then secondarily a lot of the C&I, and this is a core commercial banking franchise that was really built on C&I. A lot of those deals are 365 or 364 day facilities, so it's hard to say, but I'd say between $2 million or $3 million is probably a safe bet.

Mays Davenport
I think it will decrease throughout the year, I mean, and I think second quarter will be pretty high and I think you'll start seeing a trail-off and then a low amount that will flow out for years.

Brady Gailey
Okay. And then the mortgage warehouse, the end of period number I know it gets a little finicky, but the end of period number is just a huge number. Can you talk a little bit about how you think the average warehouse balances will trend kind of in 2Q in the back half of the year?

Kevin Hanigan
It gets a little fuzzier the further we go out. As you know in this business, the recent datapoints are about all we can go by. But we are moving into the more traditional home buying season and rates do remain low, so I would say the second quarter looks pretty good. I wouldn’t think it's going to be a whole lot higher, but it could match kind of on an average basis what we saw this quarter. Third quarter ought to be that or maybe a little less. And the fourth quarter, if tradition means anything, and it hasn't for years in this business, usually tails off a little bit in the fourth quarter.

Overall, our clients are doing well. The volume, Brady, in the first quarter was about 55% purchase and 45% refi and surprisingly, maybe what has been our standard kind of gestation period of 17 days, for I don't know how many quarters in a row, we were thinking would have extended a little bit because there was just so much volume going through all the shops in America that it was backing up. But actually the gestation period, the things have only stayed on the line 16 days this quarter. So, that was a little quicker than we would have thought.

Brady Gailey
Okay. And then finally the 600 grand vested stock awards, is that more of a one-time thing that happened in Q1 or will that be an ongoing expense that we'll see for the next few quarters as well?

Kevin Hanigan
Those awards were to some of the Legacy executives that came over, so they were kind of a starter kit of awards for them. We typically, Brady, give out options if we’re giving them out to our rank-and-file levels down within the company in May. For the rest of this year, I don't think we have any other restricted awards planned and we’ll review that again next year as to whether anything goes out this year. But for the remainder of this year, I don't think you’ll see much, if any, in the way of restricted shares going out.

Brady Gailey
Okay. Alright, great. Thanks, guys.

Operator
Our next question comes from Michael Young of SunTrust Robinson Humphrey.

Kevin Hanigan
Good morning, Michael.

Michael Young
Hi, good morning. Kevin, can you give us an update on the cost saving efforts and just kind of where we are relative to the $17.5 million target on the quarter end here?

Kevin Hanigan
Yes, I will let Mays start that one and maybe I’ll put a bow on it at the end.

Mays Davenport
We do feel still very confident that there-I think one of the comments was this was a very noisy quarter, there is a lot going on and I think as we said in earlier calls, that you’ll start to get a little bit more clarity in the second quarter and then by the third quarter we feel real confident that you’ll be seeing a good run rate.

I think the last call, we said we thought we’d be closer to $34 million in non-interest expense core, we think that we can get down to somewhere in the neighborhood of around $33 million.

Having said that, and as we have commented before, we're always on the lookout for new commercial loan officers. We hired four new loan officers already year-to-date, and so that will have an opposite effect on our non-interest expense. But just at the end of the first quarter, we terminated the lease on the old Legacy space. We had the last payments on systems that ViewPoint had, their software system with Fiserv, and ViewPoint’s old headquarters was sold at the end of the quarter. So, you're going to really start seeing that come through in the second quarter and I think by the third quarter we should be pretty clean.

Kevin Hanigan
Yes, so just steady state I’d say $33 million. We did the system conversion mid-February and, as Mays said, we finally got rid of that expense and then you typically keep a team around that was part of the conversion for another four to six weeks thereafter. And then a couple of them maybe for up to three months after that, because you just kind of have little clean up things that happened in the system that either got mapped wrong or things that just need to be cleaned up in the system for a couple of months. So as Mays said, we’ll get the vast majority of that behind us in this quarter. We feel really good about the $17.5 million, it's likely to be a bit higher than that.

Michael Young
Okay, thanks very much. And then on the deposit side, just on the organic deposit growth in the quarter, there was some mixed shift there. Can you give a little more color around what drove the changes there?

Kevin Hanigan
We probably can, and as we looked at the numbers, we're researching - there is a little shift between non-interest bearing-demand and interest-bearing demand of about $85 million or $100 million, something like that. And that looks a little off to us so we're looking back into the system to see if there was a series of accounts mapped wrong or something along those lines. Our gut is that that looked a little off to us as well. We don't think it's actually off. So, I think that might have been one of these mapping things and to the extent we find it and we will get to a real answer on it, I think very quickly. We'll disclose that in the Q as a subsequent event if it’s different than we think.

Michael Young
Okay. That’s all for me. Thanks.

Operator
Our next question comes from Brad Milsaps with Sandler O'Neill. Please go ahead.

Brad Milsaps
Hi, good morning.

Kevin Hanigan
Good morning, Brad.

Bran Milsaps
Kevin, I can’t believe I haven’t talked to you about it yet but just any update on where you kind of are in the energy review process? Kind of what you saw during the quarter, any additional color there would be greatly appreciated.

Kevin Hanigan
Sure, let me- We still have 31 clients and I think between mid-December and the end of the quarter, we had gone through another for borrowing based fees and we’ll call it the spring borrowing base season. We did about 60% of the portfolio. As you saw we didn't add anything to our substandard credits in the portfolio, they remained at $41.5 million, I think, which is about where they’ve been. We signaled last quarter that we're keeping an eye on a handful of credits totaling maybe up to $65 million. We didn't see anything else bleed in that made us move anything else into the substandard category.

On a positive note, I think on the ones that have moved in the higher category, we're now a good 90 days in to potential resolutions of all of that $41.5 million, nothing to talk about yet and as you know when you're working on something, until it closes, it’s not done. So anything could happen between now and the finish line here, but on those credits I would say we feel more comfortable than ever that we are going to get through those without any level of loss whatsoever.

Brad Milsaps
That’s great; thank you. And then just wanted to follow-up on the balance sheet and the margins, it looks like you finished the quarter and maybe even also on average with maybe a higher level of cash than I was thinking. On a percentage basis it’s not so different, but just curious if there is a plan there to push that down. Obviously, you’d like to push it down further, but just any thoughts on the level of liquidity on the balance sheet at the very low deal level?

Kevin Hanigan
Yes, that was just really a daily aberration that moves around from day-to-day, we'll get that money off into something that's an earning asset above the 25 basis points we're getting at the Fed. So I would just call that an aberration. And going back to your question, I don’t want to guess, I’d probably try to give a little more color since it's really surprising, it was through maybe three questions into this we didn’t cover it. But as we look across the portfolio commitment-wise, 47% of our commitments are in oil, 53% in gas, average advance rate across the entire portfolio is now 67%. That's elevated a little bit from what it was last quarter, I think it was 62% or 63%. Hedging, we have clients representing 84% of our commitments are hedged for the remainder of this year, 64% through 2016 and about 40% now through 2017, so I’d say hedging has gone up from where it was last quarter.

So all-in-all the portfolio feels even better, we weren't particularly worried about it before, we're less worried about it today. Still cautious that prices could go up- down from where we are now. So this isn’t all predicated on this recent run-off in oil. The rig counts come down about 48%, there is stuff out there saying maybe this time it ends at about 52%, we'll see where it ultimately bottoms out. And then so goes the rig count a few months later, so goes production, and we've seen what people believe our peak production.

There have been a couple of articles written on this in the last week or so about peak production, particularly in the shale plays. And we've seen recent very minor declines in production out of the big shale plays that, as we have talked about in the past, very short half-lives those things, those wells produce significant volumes for the first year and then tail off in a hurry. And everyone believes that is writing about this, that production will drop further this month and further yet in May. And there have been people on saying maybe that’s as much as 0.5 million barrels a day by the end of the year and I've heard a number as high as 700. I don't know where that comes out but it does seem like the supply side is going to start reeling its way in. We always say we're always cautious about the demand side, that's a little harder for us to get our head around.

But it feels better than it did last quarter to us. I would tell you private equity has been lined up and there has been private equity that's always been around the industry but we're seeing money come back to work, we actually looked at two new deals in the quarter, didn’t win either one of them. I think we found that our price deck, particularly in the out years, is a little lower than some others and that cost does not come up with a loan value that was big enough to win any of the deals, the two deals we looked at. But there is some activity out of private equity and I expect that to continue and there is with that out there that maybe there is a chance there are some new deals done between now and the end of the year that we weren't anticipating, and we would love if we could find deals that fit the metrics in today's price deck, this is the time to underwrite deals.

Brad Milsaps
Thanks, Kevin. That’s helpful.

Operator
Our next question comes from Michael Rose of Raymond James. Please go ahead.

Michael Rose
Hi, good morning, guys. How are you?

Kevin Hanigan
Good, Michael.

Michael Rose
Well, I would have asked the energy question but I guess my dialing-in skills were a little slow today. So thanks for the color there. I think I have everything I need there, other than as it relates to the borrowing base redeterminations, I think you have about 30 energy clients in total, and what we've seen in some banks is borrowing- some companies have had borrowing bases go up, because of increased productivity and then you’ve seen in some cases borrowing bases come down. Could you kind of give that break down, like for instance one of your competitors-not competitors, but one of the larger banks in Dallas that reported last week, said about 50-50 in terms of borrowing base redeterminations of 50% were higher, 50% were lower. Do you have that breakdown? And then I have a couple of other questions. Thanks.

Kevin Hanigan
I don't have it, where I would stick a stake in the ground and say this is it. So this is more gut feel and I'm involved in every one of them, deeply involved in every one of them, and I'd say 50-50 is probably about right. We might actually have a little bit better and have actually gone up because we’ve got some guys drilling some vertical wells that are very low cost wells. They’re put on quite a few new wells that more than made up for the drop in borrowing base because of price. So, it's been amazing as we go through this to see how much of the portfolio really is not under- look, cash flows are down but in terms of true advance rate stress and other things, the portfolio is holding up really well.

Again, we've been watching the names we were originally concerned about since the very beginning. We prioritized those in terms of borrowing base reviews. We did some synthetic reviews early on. You supply a lower price deck to what we had and do the simple math on those and went to work on them. So, we attacked in priority order, Michael, the ones that we thought would be more likely to have problems. So it's not surprising to us the ones that we're dealing with now are stable to improve borrowing bases just because we- like I think like most of us did. We knew where we might have some issues, you go after those first.

Michael Rose
Okay. And then as a follow-up to that I think you said there is $65 million that you have- $65 million in credits you're watching. Have any of those companies been able to access the capital markets? I think the capital markets in the energy space was a little bit stronger than I would have expected in the first quarter and then maybe just for your entire portfolio to kind of shore up the fall of the cash flow? Thanks.

Kevin Hanigan
Yes, it's really an interesting question. In terms of capital markets, no, we don't typically deal with people who have access to the capital markets. So our clients are dealing with private equity firms.

Michael Rose
I get it. You have raised additional equity is what I'm trying to say.

Kevin Hanigan
The raise of additional equity for the client base at this stage of the game has been from owners, and we’ve had some owners step up and either guaranteed some things or pledged some other assets or put money in. On the difference between the $41.5 million in substandard and the 65 some of those are stepped up and helped resolve the issue themselves as owners. The other ones we’re working on to involve private equity to some extent. And just to comment on the capital markets in general because I used to run a portfolio that had more access to the capital markets, which is a good thing, right? It provides more alternatives if somebody can access the equity market if they’re a small public company in the high yield market.

Now, I'm not so sure at the end of the day in this cycle, the high yield market access is going to work out so well. And as I think about maybe a larger bank, somebody says, well if a larger bank put up more reserves and you're not, are you missing something? And I don't know anything about a larger bank’s portfolio. I know a lot about ours, but I can make certain assumptions. If you're a larger bank you’re probably doing larger deals that have access to the capital markets. And on balance that's a good thing because you got more exit opportunities.

But if you think about that in the short run, if access to capital markets with high levels of high yield debt, that's not a good thing in the short run because companies like that, while the senior vendor may be fine, the high yield debt is not in some of those cases. And if you're a borrower, you're thinking about BK as an option to wipe out some of that high yield debt and so if you’re a senior vendor and you got a company that goes BK, you're going to be in BK for, I don’t know, six or nine months, maybe longer, and you’re probably putting your loan on nonaccrual and you probably have to recognize some problems that, my guess is you’ll ultimately collect if you were a good underwriter, but in the short run you might have more to deal with if companies choose BK as an option.

Michael Rose
Okay, that’s helpful. And then maybe if I can just step away from energy and maybe Mays can answer some of these questions. The gain on sale of mortgage loans this quarter was stronger than it had been at least in the prior four quarters. Prior to deal it looks like you were averaging about $1.1 million-$1.2 million a quarter in gains last year. How should we think about that line item moving forward, is that a good, is that kind of a more normalized run rate once we get past elevated refis?

Mays Davenport
I think last year was abnormally low. So I think it’s probably somewhere in the middle. As Kevin said, it's very difficult to predict what's going to go on with that market, so, yes, the first quarter was abnormally high, just the same as the Warehouse business was. I don't see it as being as low as we were last year from an average perspective, so somewhere in between. We think the second quarter is starting out strong but just depending on where the rates go, but down here in our market where, again our origination business is right here in Dallas, and the purchase market is continually strong because there is pent-up demand for homes. So, we've got 25 mortgage loan officers that are all experienced and plugged in with the realtors and builders and so we see the second quarter continuing to be very strong.

Michael Rose
Okay, that’s helpful. And just one final one for me, the data processing expense is up about $1 million, obviously some of that is going to relate to the deal but how much of that comes out of the run rate here in the subsequent quarters roughly?

Mays Davenport
Well I mean you sit there and you say it's up $1 million, I mean there is a certain amount of expense that has to continue on, because now most of these providers charge you on assets or accounts and we haven't done away with that, we've added it, so it's not so much your core provider that's going to go away. That is going to go up and you would expect a combination of their expense and our expenses a little bit. It's a lot of other core ancillary, or I am sorry, a lot of ancillary products that we can look at, where we had duplication of systems and we're getting out of those. So even though Fiserv is going away as of 3/31, the Jack Henry bill is going up. So I think you'll see maybe half of that somewhere in the neighborhood of $200,000 or $300,000 coming out specifically related to IT.

Michael Rose
Okay, that’s helpful. Thanks for taking my questions, guys.

Operator
Our next question comes from Brett Rabatin of Piper Jaffray. Please go ahead.

Brett Rabatin
Hi, guys. Good morning.

Kevin Hanigan
Hi, Brett.

Brett Rabatin
I wanted to ask Kevin, last quarter you kind of walked through your thesis on the Dallas economy remaining more robust despite the energy downturn concerns and you seemed somewhat incredulous that your markets were going to have that much of an impact kind of given all the positive things that were going on. I guess my question is relative to last quarter, how do you feel about what's happened since the end of the year and how you feel about 2015 in terms of the economy relative to maybe what you did at the end of the year in 2014?

Kevin Hanigan
Sure, a lot of this is just subjective gut feel from being in the market every day. But as you recall we spent a lot of time 90 days ago talking about Dallas was different than, Dallas is not as oil and gas dependent as other places in Texas and we thought it would do better. And we recognized that you have got to- it’s hard to just believe that, if you're not down here every day, and then we had to put up a couple of numbers and we indicated because of capital flows to Texas might slow, that that could slow loan growth and few other things, so we dialed our loan growth in the mid-teens. And we put up mid-teens.

So I think it’s playing out just the way we were seeing it play out, we still have lots of relocation here. I talked about in the opening remarks about Toyota and a few other things. There’s an article out today that Toyota has finally filed plans with the city for their building and the building is almost twice the size they were originally anticipating. And the parking garage is now for 7,000 spaces and they talked about 4,000 people moving here. And there’s speculation whether they just needed more spaces because it’s more people or they're moving in some of their suppliers, to move into the building with them, and I don't know what the answer to that is, but I could tell you we were out with 90 customers last night, with kind of a customer appreciation event, and the enthusiasm in the room about how they were doing was pretty strong.

And the only other kind of anecdotal thing I could give you is our pipeline. And the pipeline for deals is strong as it's ever been, it's been our biggest pipeline ever. Of course we got both companies together now, but it's even better that we would have anticipated. Now, we'll see how much of that pulls through to volume, how much of that we win. And offsetting that as I look into the second quarter here, we are also anticipating some likely pay-offs, particularly in the area of commercial real estate, and in oil and gas, that will moderate that a little bit, but overall I would reaffirm we think we're going to grow mid-teens for the year in terms of organic loan growth.

Brett Rabatin
I guess as a follow-up to that, would what you're seeing give you a lean towards being possibly more positive on growth? Obviously that’s depending on, like you said, the pay-offs, but kind of given what you've seen, last year we were kind of thinking about maybe you’d grow 20%, and then the economy obviously was a bit of a question mark and you kind of tapered it a little bit but were very strong vis-à-vis a lot of other competitors. I guess bottom-line, do you feel like positive lean on guidance from that perspective?

Kevin Hanigan
Look, it’s a little too early to get jiggy with it. I would say we're very comfortable with mid-teens based upon everything we're seeing, and, look, we're 90 days into this thing and we're at the end of the first quarter, we're 45 days into the conversion. We're comfortable with mid-teens, we like what we're seeing out in the marketplace, we're not having to give the shop away to win deals. If we just look at coupons we're still getting five plus in the commercial real estate business, our core kind of commercial real estate business. I think the weighted average coupon on new fundings was 5.09 for the quarter, so yet another quarter of five or above kind of coupons. In the C&I space it was a little above 4, I think it was 4.04, on new fundings and what was a very robust C&I quarter, $94 million or $95 million worth of new loans in C&I and so structures are okay.

The flipside of that is every now and then you see something crazy, right, we're maybe on the verge of losing a nice funding we have in commercial real estate.

We’re the lead bank on a $40 million transaction, and the customer came back and said they think they can refinance the thing at $82 million at a rate that’s 150 basis points below ours. And we scratched our heads and say maybe we could get to loaning you 50, but how did somebody get to 80 and how is somebody is going to do it at that rate? And if somebody is back there and to do at that rate and if it's real, well we're going to lose that deal. So, we're not going to chase things that just don't make sense to us.

Brett Rabatin
Okay, great. Well, I appreciate all the color.

Operator
Our next question comes from Matt Olney of Stephens. Please go ahead.

Matt Olney
Hi. Thanks, good morning.

Kevin Hanigan
Good morning.

Matt Olney
Most of my questions have been addressed already but I still want to hit on capital and now with the deal closing behind you, total risk based capital, call it 11.5%, any updated thoughts on capital and can you also hit on the stock buyback and any M&A opportunities?

Kevin Hanigan
Yes, just in capital deployment in general, we've obviously leveraged our capital. We still have a little bit more to leverage but not nearly as much as we did. As we look at the buyback, I think we signaled last quarter that there is a level at which the IRR and buying our own shares back was pretty good and beat any M&A transaction that we could have possibly done. So, when we saw those opportunities in the market we bought shares back. And I think the weighted average price was 22s and change on that. So we were in the market buying when we thought it was cheap and I tend to think of it, Matt, as there is a price at which you know you should be buying your shares back because the IRRs are high-teens. And I think, I signaled last quarter, if we can get high-teens IRR with the little execution risk of buying our own shares back, we’ll take those returns all day long.

And then you move above that level, and I'm not saying what that level is or where the top level is on our buyback that can always change. You can move into what I call a zone of indifference right. And it's not so exciting to buy it back because the IRRs aren’t that good and maybe the currency is just not good enough to make it in an M&A deal compelling so you just kind of get into this very small window of what I would call a zone of indifference. That said, there are other acquisition targets out there. We've been clear we’d like to get bigger in Dallas/Fort Worth and in particular Fort Worth and if we can make sense out of something, we'll eventually make sense out of something when it makes sense.

In the short run again we just closed this deal, this thing is way better than we thought even 17 months ago, when we announced it. We've got to make sure we execute on this acquisition for a while and if M&A comes up, if it makes a lot of sense we’ll consider it in light of where we are in the full integration of Legacy and the returns it can provide. So, I'm not taking it off the table; I’m just saying we got lots to do and we got 50 lenders out in the market every day and organically we're growing pretty good, when you're growing organically 160 million in a quarter and maybe we’d get some upside, maybe if oil and gas comes back. We’ve kind of written it off for the year, and if there is upside, it's in that and we haven't done a new deal yet so that's why I'm more cautious about that. We create a, there’s $320 million bank every two quarters, so without the cost of doing it, $320 million bank we might chew up $30 million to $35 million worth of capital and to go buy that bank is more than twice that. So, we just kind of- we just keep returns in perspective.

Matt Olney
Okay, that’s great commentary, Kevin. Thank you for that. And then, as far as that the tax rate going forward, it looks like you bought over some non-taxable securities in the acquisitions. Is this a pretty good effective tax rate to be forecasting in the next few quarters?

Kevin Hanigan
Yes, what I think it may hit a little bit higher than that. One of the components that affects that effective tax rate is a portion of our ESOP, and that is based on the rate as the price of the stock at any point in time. So, price was down at quarter end from where it was at the end of last year, so that had a little bit of negative effect which reduced that. So, I think 35 maybe 35.12 in the year should be, but it will come down from where it was before.

Matt Olney
Alright. I’m all set. Thanks, guys.

Kevin Hanigan
Thanks, Matt.

Operator
Our next question comes from Scott Valentin of FBR. Please go ahead.

Scott Valentin
Good morning, and thanks for taking my question. With regards to the loan growth, mid-teens in line with what you guys talked about, is that more taking market share or is that you're still seeing that much loan demand in the market?

Kevin Hanigan
It's mostly market share, I would say. Every now and then it's market share or it’s market share through an M&A transaction of a business that’s- the ownership is ready to turnover and they sell it and that's a great opportunity for somebody to go looking for a new bank because it’s new ownership. So whether you call that market share or not, at the end of the day, it is market share. You’re taking an existing loan out somewhere else and it’s probably at a higher level. So that's kind of a combo of true growth, or organic growth and taking somebody else out, but it's mostly taking folks out. The growth in just regular businesses as I’ve talked about relocation, we have lot of businesses relocating here and we stay on top of who is relocating and we make sure we get in front of them, often times before they get here. So it’s just a combination of things, it’s as we look across that 94 million, it's all kinds of industries, so I can't point to any one thing that's driving it, it's just that this is a good place to be if you're in the banking business. Still even with this decline in energy prices.

Scott Valentin
Okay. And then on the M&A front it sounds like you guys feel comfortable where you are operationally, you have a lot of opportunities in front of you without M&A. But are the conversations picking up, do you sense that maybe there are more sellers out there now given the environment or has that not really changed?

Kevin Hanigan
I think lots of boards see things happen and the conversations pick up. If you just think about us in the last 90 days we were pretty focused on one thing; integration, conversion, hone the team together, doing all the things we need to do to execute what we've got in front of us. That's the single most important thing we've got to do every day. And our stock price was at a price where, frankly, while you can have conversations, it wasn't anything that would have been exciting in terms of return for us to be trading our stock out at 21 or 22 bucks and something like that. Those returns were just not compelling to us.

I think when we look at that all these private banks in town still think they’re worth two times book or greater, and while valuations have improved a little bit in the last 60 days or so, all of us acquirers, our currencies were much lower so we were faced with this gap between what they thought they were worth and what we thought they were worth or what banks in general were worth.

And as prices have recovered I would expect M&A activity will recover commensurate with the increases in share price.

Scott Valentin
Okay.

Kevin Hanigan
For the market, not talking about us in general, but for the market.

Scott Valentin
The market. Okay, thank you. That’s helpful. And then just in terms of, I think your economic outlook for Dallas/Fort Worth, you pointed out how it's kind of isolated it from the oil and gas industry and your oil and gas book seems to be holding up very well. Is there any concern, though, I guess there were some numbers out yesterday, 25,000 job losses in Texas and again it's mostly driven by energy and probably in the energy centric markets. But is there any concern, is it kind of a lag effect, there is some knock on impact on the overall Texas economy, or is that just you don’t see that happening?

Kevin Hanigan
Look, there is always that possibility that the lag effect occurs. Again we believe because of where we are we're more insulated; this is just not an oil and gas economy. That said, we dialed back our expected loan growth because we thought things might slow down. And we have a bigger balance sheet and Legacy as part of that denominator, was growing far slower than we were. So there is a whole combination of things that go in the slower loan growth. But as you just think about it for a more of a step back and look at it from 100,000 feet rather than 10,000 feet, our belief was that capital flows in general to Texas would slow from out of state.

So if you're a fund manager that’s- you're investing money in commercial real estate deals, call it multi-family, or whatever, and you’re headquartered in Boston and you're looking at in the last quarter at a deal in Atlanta or a deal in Florida or a deal in Texas, and you're allocating capital, you might say it looks okay down in Texas but we could really look silly if we were wrong about this, let’s just do the deal in Florida or go with the deal in Atlanta. So that capital doesn't flow here that provides a local opportunity for somebody to make a loan right. Or that same capital might have injected themselves into our economy by a take out. An M&A transaction that was being backed by a private equity firm on the East Coast or California, that says we're just going to do a deal in pick it-Chicago or LA or Miami, wherever it might be instead. So we have to be cognizant of the fact that, from a higher level capital flows do change in times like this and because of those changes, that was a component as to why we guided for lower loan growth.

Scott Valentin
Okay, that’s helpful. Thank you very much.

Operator
Our next question comes from Joe Fenech of Hovde Group.

Joe Fenech
Morning. Most of my questions here are answered, just two quick ones from me. Kevin, last quarter you talked about a large gas credit that you booked right before the slide in prices on the fourth quarter call. I think you talked about wanting the fair back of exposure a bit. Can you talk about how that situation played out and what impact, if any, that had on energy loan balances for the quarter?

Kevin Hanigan
Yes, as we think about, and again to bring the rest of the audience, if you will, up to speed, we closed a pretty significant gas deal on, I think it was December 17th, but it was close to Christmas and right before gas tanked. It was a $130 million deal, I think we took 55 and other bank took 55 and the third bank took 20, and we indicated that, during the quarter, we would try to probably reduce our exposure a bit in that credit.

First of all the credit’s fine and it's fine for lots of reasons; it had a lot of liquidity, it’s got significant hedges, 89% of its gas is hedged this year at 3.72, 89% of its gas is hedged next year at 3.73 and it's got about 25% of its gas hedged in 2017 at 4.01 and some hedges beyond that at 4.17.

So it is a very well hedged deal, it’s got great cash flow. Our focus really in the quarter was on substandard loan resolution. We had the whole team working on that $41.5 million, to see what we can do about resolving those credits and we've made tremendous progress. Nothing done yet but tremendous progress on that. So this was really not our focus.

With that said, the company is doing extremely well. We're sitting on, I think at one point, $22 million or $23 million worth of cash on balance sheet. And it came to us and made an election to reduce the size of the credit facility by $10 million. We took $5 million of that reduction so we went from 55 to 50, the other bank at 55 went to 50, the third bank wanted to stay where they were at the 20. So, it reduced but it didn't reduce through syndication and we’ll get back to looking at syndicating that credit out from here.

We still feel really great about it because of the hedges that are in place and notwithstanding the fact they elected to pay us down $10 million. They're still sitting on $12 million or $13 million worth of on balance sheet cash, which is really a big number for somebody who has got pretty good monthly cash flows because of those hedges. So, didn't really focus on it, we feel really good about the credit.

Joe Fenech
Okay. And then just also a question on the lending exposure outside the area of your branch footprint in Dallas/Fort Worth. Don’t need specifics here, but could you just give us a sense generally of the lending exposure you have in markets like Houston and areas outside of DFW?

Kevin Hanigan
Yes, we have one man LPO, in commercial real estate down in Houston. And I can get probably pretty close to being specific, Joe. Out of the $163 million of loan volume total for the quarter, I think the Houston CRE office was right at 20, 19 or 20 of that came out of Houston. I can't tell you whether we had any pay offs in Houston that moderated that net number or, not off the top of my head, but I can think of a couple of deals we did down there. Few multi-family deals and the retail deal that would have totaled 19 or 20 and I'm pretty certain of that.

And on the C&I side, the overwhelming majority of the $94 million or whatever it was is very local. I think there’s one case where we followed some local very, very well to do investors on a business they bought in the Southeast and that was maybe $10 million or $12 million deal, but we could argue while that business is located somewhere else, all the money and all our relationship was with the local investors and we do lots for them. We financed a lot of the businesses they're involved in. So, we followed them over into the Southeast on a moderately sized C&I deal. Everything else was done basically in our backyard.

Joe Fenech
Okay. And of the existing portfolio, the amount that’s in Houston say like commercial real estate?

Kevin Hanigan
Call it $350 million. And, Joe, if you want to think about that, I think between 65 and 70 of that would be in the energy corridor. That's a couple of office buildings and that is one retail center and maybe a multifamily. So, it's a smattering of deals that, actually I think it's seven deals, that they’re somewhere between $65 million and $70 million, all underwritten to our low LTV, high return on debt model. I would tell you our Houston exposure in commercial real estate from ’07 to ’11 performed extremely well because the low LTV model. We're not- we're watching it, but we’re not particularly worried about the stuff we have in the energy corridor but we are-it's on our radar screen enough so that I know exactly, almost exactly how much it is and what the deals look like but we've looked at all those and see no cause for concern.

Joe Fenech
Okay. Thank you, Kevin.

Kevin Hanigan
You bet.

Operator
Our next question comes from Gary Tenner of D.A. Davidson. Please go ahead.

Gary Tenner
Thanks. Good morning.

Kevin Hanigan
Good morning.

Gary Tenner
My question has largely been answered, just a couple of quick ones here. In terms of the $18.5 million of remaining accretable discount, how much of that is still Highlands versus Legacy?

Kevin Hanigan
Highlands is $1.3 million of that, Legacy is 17.2. The Highlands stuff is a slow burn off that's probably largely related to a second lien home loan portfolio we have that has got a long life to it and so that, that's a really slow burn.

Gary Tenner
Okay. And then in terms of the mortgage origination business, you guys had a few years ago sold the ViewPoint mortgage origination business, and I think you had commented that your thoughts on keeping the Legacy one would be predicated on there being enough scale there. In terms of the numbers that Mays laid out in terms of production, does this seem like it meets those criteria or how are you thinking about that business today?

Kevin Hanigan
Yes, look, I would tell you, the mortgage guys, and I know most of them now that we've been together for a while and we've talked about this for 17 months. All are very aware I’ve had a history of shutting down mortgage operations, that I've done it to two other shops and I shut down a second lien lending portfolio at Highlands when I got there. So, everybody thinks it is not my favorite food group, and it's not that it’s not my favorite food group. It’s just that as I look at risk return, I just say are we getting proper risk adjusted returns in the business.

And I would say that as we look at the robust nature of the portfolio, we're getting good risk adjusted returns in the business, as we talked about, the gain on sales that are occurring, we're in a pretty robust market for them to originate mortgages. They now have the capability of getting referrals through the 30 some odd branches that ViewPoint brings to the table that they didn’t have before, we had an affiliation agreement at ViewPoint with someone else that has now run its course. So I would say that, along with every other business we're in, is subjected to getting more or less capital predicated on how risk adjusted returns are doing. So it’s not just the mortgage thing, it’s just we're just looking for risk adjusted returns at the end of the day and we scale all our businesses against each other for risk adjusted returns, we’re looking every day for new businesses to get into that have good risk adjusted returns.

Gary Tenner
Alright. Thanks for the color.

Kevin Hanigan
You bet.

Operator
Again, if you have a question, please press star then one. Our next question is a follow-up from Brady Gailey of KBW. Please go ahead.

Brady Gailey
Yes, thanks, guys. I thought of one more. When you look at your sensitivity to rates moving higher, did that change much as you brought LegacyTexas under the umbrella and can you just comment on what your sensitivity to higher rates is nowadays?

Mays Davenport
Yes, it really didn't. If you look at both entities from a sensitivity perspective we were very similar. I know Kevin said before that the way everybody looks at the impact of increasing rates on deposits is going to be a little bit different, I think, than we've seen in the past. And with higher decay rates but I think we're fairly well-positioned for increasing rates. I think everybody is going to see some pressure on the first increase in rates, maybe 100 to 125 basis points, when you’re starting to come off floors or as you’ve got pressure on your rates to go up from your customers. They’ve been at a low rate environment on their deposits for a long time.

So you're going to see competition specifically from some of the bigger banks to increase rates, so I think we're going to have to give up more rate on deposits early on. So for the first 100 to 125 basis points in time and I think you'll see some pressure there. But once we get past that is when I think you'll start seeing some improvement in the net interest income as we have rates coming off floors, we have all the cash flow which is about $5.2 million a month from security going back in the higher earnings security. So I think we're well-positioned, you will see a little pressure when it does start actually happening, whenever that is.

Kevin Hanigan
Yes, and just a more general comment about the market, and I know everybody thinks rate rise is great, and look, on balance I think the rate rise is good for our business right. It’s always been good for our business, I always, I think I caution that this time’s going to be a little different, if only because I think decay rates are going to be different. There's been a massive flood of liquidity into the system that as rates go up will go off in the risk assets and banks who have strong loan demand and need to fund it are going to have to go get deposits to fund it, and fight against those decay rates.

And as you know our real estate underwriting model is to underwrite existing multi-tenant buildings that are occupied and with high debt service coverage ratios and five year fixed rates those things tend to pay off in less than three years. But I think a rise in rates, if folks have not been underwriting with a rise in rates in mind, it's going to change some debt service coverage ratios for some borrowers who may look strong today who may look weaker in a rising rate environment. So it's not the panacea, it’s not the be all and end all for banks that everybody may think it is, I just cautioned that while we're well-positioned it's going to be a little different this time.

Mays Davenport
As rates rise I foresee that we’re going to have a somewhat flattening of the yield curve, which is not necessarily the best thing. So we're keeping an eye on that.

Brady Gailey
Okay, great. Thanks, guys.

Operator
This concludes our question and answer session. I would now like to turn the conference back over to Kevin Hanigan for any closing remarks.

CONCLUSION

Kevin Hanigan
Great. Again, thank you all for joining us today. Mays and I'll be out on the road over the next couple of months, so maybe we'll have a chance to visit with you all. I would recap the quarter as we're off to a great start, we're in a great market and we're really focused on execution. Mays and I have talked about really focused on giving that cost save number we've signaled and then some and we're focused on execution. We'll talk to you in 90 days. Thank you all.

Operator
The conference has now concluded. Thank you for attending today's presentation. You may now disconnect.